Exhibit 99.1

NEWS RELEASE DATED 4-13-2004

For Additional Information,
Contact Robert O. Bratton,
Chief Financial Officer
(704) 688-4473
or
Jan H. Hollar,
Director of Finance
(704) 688-4467
FOR IMMEDIATE RELEASE
April 13, 2004

First Charter Announces First Quarter Results

Charlotte, North Carolina – First Charter Corporation (NASDAQ: FCTR) today reported first quarter 2004 earnings of $9.2 million, or $0.31 per diluted share, compared to earnings of $9.9 million or $0.33 per diluted share for the same period in 2003. However, earnings for the first quarter of 2003 included a $2.2 million ($1.6 million, or $0.05 diluted earnings per share, after-tax) gain recognized on the sale of the Corporation’s credit card portfolio. The Corporation’s primary noninterest income lines of business continue to generate strong revenue growth with financial management income up 160 percent, brokerage services income up 100 percent and insurance services income up 24 percent. In addition, the Corporation began to realize the benefits from the refinancing of fixed term advances during 2003 and certain asset-liability management transactions entered into during the first quarter of 2004 as interest expense decreased 21 percent.

“I am pleased to report that First Charter begins 2004 with very good news,” said Lawrence M. Kimbrough, President and Chief Executive Officer. “Our core bank turned in a strong performance in the first quarter. We saw steady growth in deposits, commercial and consumer loans, and service charge income. In addition, income from Brokerage, Insurance and Asset Management increased an average of 20 percent over last quarter.

Furthermore, the recent announcement of the election of Bob James to President and CEO of First Charter Bank is a critical step in our management succession planning and a key factor in the long term health of First Charter.”

Highlights

First Quarter 2004 compared to First Quarter 2003

•	Net interest income increased $3.8 million or 14 percent.
•	Provision for loan losses increased $0.9 million or 46 percent.
•	Service charges increased $0.5 million or 9 percent.
•	Financial management income increased $0.9 million or 160 percent.
•	Brokerage services income increased $0.5 million or 100 percent.
•	Insurance services income increased $0.6 million or 24 percent.
•	Noninterest expense increased $2.3 million or 9 percent.
•	$6.4 million in nonaccruing and accruing higher risk mortgage loans were sold.

First Quarter 2004 compared to Fourth Quarter 2003

•	Gross loans and loans held for sale increased $40.1 million or 2 percent.
•	Average earning assets increased $92.6 million or 2 percent.
•	Transaction based deposits increased $75.9 million or 6 percent.
•	Nonperforming assets decreased $3.7 million or 17 percent.
•	Net interest margin increased 9 basis points to 3.19 percent.
•	Provision for loan losses decreased $0.6 million or 16 percent.
•	Insurance services income increased $0.6 million or 26 percent.
•	Noninterest expense decreased $13.1 million or 32 percent.
•	$6.4 million in nonaccruing and accruing higher risk mortgage loans were sold.

Financial Highlights

	For the Three Months
	Ended March 31		Increase (Decrease)

Earnings (Dollars in thousands, except per share data)	2004	2003	Amount	Percentage

Total revenues	$45,038	$42,122	$2,916	6.92%
Net income	9,240	9,946	(706)	(7.10)
Diluted earnings per share	0.31	0.33	(0.02)	(6.60)
Return on average assets	0.87%	1.06%
Return on average equity	11.91	12.06
Efficiency-taxable equivalent ratio (*)	62.60	62.66

* - Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

			Increase (Decrease)
	March 31	December 31
Balance Sheet (Dollars in thousands)	2004	2003	Amount	Percentage

Loans held for sale	$17,969	$5,137	$12,832	249.77%
Loans, net	2,254,130	2,227,030	27,100	1.22
Investments	1,622,967	1,601,900	21,067	1.32
Total assets	4,247,861	4,206,693	41,168	0.98
Demand, savings and money market deposits	1,313,661	1,237,726	75,935	6.14
Total deposits	2,507,442	2,427,897	79,545	3.28
Other borrowings	1,377,374	1,432,200	(54,826)	(3.83)
Shareholders’ equity	308,737	299,439	9,298	3.11

			Increase (Decrease)
	March 31	December 31
Average Balances (Dollars in thousands)	2004	2003	Amount	Percentage

Loans held for sale	$1,812	$9,658	$(7,846)	(81.24)%
Loans, net	2,271,763	2,102,568	169,195	8.05
Investments	1,590,083	1,295,982	294,101	22.69
Total assets	4,248,389	3,814,209	434,180	11.38
Total deposits	2,436,673	2,379,454	57,219	2.40
Other borrowings	1,430,127	1,050,637	379,491	36.12
Shareholders’ equity	311,988	334,431	(22,442)	(6.71)

Net Interest Income/Margin
Net interest income increased $3.8 million, or 14 percent, to $30.4 million compared to the first quarter of 2003. The increase was primarily due to a $3.9 million decrease in interest expense due to (a) a shift in funding sources from higher-cost retail certificates of deposit to lower-cost transaction based accounts, (b) the benefits from the refinancing of $50 million and $81 million of fixed-term advances in the second quarter and fourth quarter of 2003, respectively, and (c) the benefits from certain asset-liability management transactions entered into during the first quarter of 2004. The increase in net interest income was partially offset by a $0.3 million decrease in interest income due mainly to lower yields on earning assets resulting from the continued effects of the declining interest rate environment.

The net interest margin increased to 3.19 percent in the first quarter of 2004 from 3.15 percent for the same period in 2003 as lower rates paid on interest bearing liabilities exceeded the impact of lower yields earned on interest bearing assets.

Noninterest Income
Noninterest income decreased $0.9 million to $14.7 million compared to the first quarter of 2003. However, the Corporation’s primary noninterest income lines of business exceeded the first quarter of 2003 by $2.6 million or 24 percent. The increase was primarily due to the acquisitions of a third party benefits administrator in the third quarter of 2003 and two insurance agencies in the third and fourth quarter of 2003. In addition, the increase was driven by continued growth in brokerage services income and service charges. This increase was offset by a $3.5 million decrease in other components of noninterest income including gains on the sale of the Corporation’s credit card portfolio, trading income, gains on sale of securities, losses on equity investments and gains on the sale of bank property.

Noninterest Expense
Noninterest expense increased $2.3 million to $28.3 million compared to the first quarter of 2003. Noninterest expense was impacted by a $1.3 million increase in salaries and employee benefits due to additional personnel, including the acquisition of a third party benefits administrator and two insurance agencies, increased incentive compensation accruals and lower deferred origination loan costs. In addition, noninterest expense was affected by a $0.9 million increase in professional fees including technology infrastructure administration, fees associated with the sale of $6.4 million of nonaccruing and accruing higher risk mortgage loans, consulting services to ensure compliance with Section 404 of the Sarbanes-Oxley Act and fees related to the collection efforts on certain residential rental property loans.

Efficiency Ratio
The efficiency ratio decreased slightly to 62.6 percent compared to 62.7 percent for the first quarter of 2003. The calculation of the efficiency ratio excludes gains on sale of securities of $0.3 million and $1.2 million for the three months ended March 31, 2004 and 2003, respectively.

Income Tax Expense
Total income tax expense for the first quarter of 2004 was $4.5 million for an effective tax rate of 32.7 percent, compared to $4.1 million for an effective tax rate of 29.2 percent for the first quarter of 2003. The increase in the effective tax rate for 2004 was due to an increase in projected taxable income relative to nontaxable adjustments.

Loans Held for Sale
Loans held for sale consist primarily of 15 and 30 year residential mortgage loans which the Corporation intends to sell as whole loans or securitize to improve its liquidity position. Loans held for sale increased to $18.0 million at March 31, 2004 as compared to $5.1 million at December 31, 2003. During the first quarter of 2004, $15.9 million of mortgage loans were originated and classified as held for sale.

Loans
Gross loans increased $27.3 million to $2.28 billion at March 31, 2004 as compared to $2.25 billion at December 31, 2003. The growth in loans was primarily due to a $25.0 million increase in commercial real estate loans, a $21.4 million increase in home equity loans and a $7.8 million increase in primarily adjustable rate mortgage loans. These increases were partially offset by a $12.8 million and a $12.1 million decrease in consumer and construction loans, respectively. In addition, $6.4 million of nonaccruing and accruing higher risk mortgage loans were sold to investors during the first quarter of 2004 and $15.9 million of primarily fixed rate mortgage loans originated in the first quarter of 2004 were classified as held for sale.

Securities
The securities available for sale portfolio increased to $1.62 billion at March 31, 2004 as compared to $1.60 billion at December 31, 2003. The Corporation’s strategy is to maintain the portfolio at its current level. This approach will provide the Corporation the opportunity to reinvest the cash flows from the portfolio in higher rate investments in a rising interest rate environment.

Deposits
The Corporation’s CHecking Account Marketing Program (CHAMP) continues to attract new accounts and generate deposits. During the first quarter of 2004, 10,258 new checking accounts were opened. In addition, during the first quarter of 2004 the Corporation introduced a new money market account, the Performance Plus Account. This product has been very successful with total balances at March 31, 2004 of $111.5 million. The emphasis of these programs is to develop new customer relationships to generate additional fee income opportunities and to shift our funding mix towards lower-cost funding sources.

Total deposits increased $79.5 million, or 3 percent, to $2.51 billion at March 31, 2004 compared to $2.43 billion at December 31, 2003. The increase in deposits was due to a $36.0 million increase in money market accounts, a $40.0 million increase in low-cost interest checking, savings and noninterest bearing deposits and a $30.0 million increase in brokered certificates of deposit. These increases were partially offset by a $26.4 million decrease in higher-cost retail certificates of deposit.

Other Borrowings
Other borrowings decreased to $1.38 billion at March 31, 2004 compared to $1.43 billion at December 31, 2003. Higher levels of deposits allowed the Corporation to reduce its dependency on other borrowings.

Interest Rate Swaps
In the first quarter of 2004, the Corporation entered into a series of interest rate swap agreements. The interest rate swap agreements currently allow the Corporation to swap higher fixed rate interest payments on long-term FHLB advances for lower variable rate payments. In the current period, the interest rate swaps resulted in the Corporation receiving interest at an average fixed rate of 5.15 percent and paying interest at an average variable rate of 3.26 percent, for an average period of 5.1 years on a notional amount of approximately $142 million.

As a result of swapping $142 million of fixed rate debt payments for variable rate payments, the Corporation’s balance sheet would become liability sensitive. Therefore, as part of the Corporation’s asset/liability management strategy of preserving the asset sensitive nature of the Corporation’s balance sheet, the Corporation replaced approximately $165 million of existing FHLB floating rate overnight borrowings with fixed rate FHLB advances with maturities of one to three years.

Combined these transactions are expected to reduce interest expense approximately $1.1 million for 2004.

The Corporation expects to enter into additional interest rate swap transactions during 2004 to the extent business conditions warrant.

Shareholders’ Equity
Shareholders’ equity at March 31, 2004 increased to $308.7 million, representing 7.27 percent of period-end assets compared to $299.4 million or 7.12 percent of period-end assets at December 31, 2003. The after-tax unrealized gain on available for sale securities was $11.3 million at March 31, 2004 compared to $6.2 million at December 31, 2003. The change was due to a decrease in rates across the yield curve. At March 31, 2004, the book value per share was $10.38. Based on the $21.14 closing price of First Charter Corporation common stock at March 31, 2004, the Corporation had a market capitalization of $628.9 million.

Provision for Loan Losses
The provision for loan losses increased to $3.0 million for the three months ended March 31, 2004 compared to $2.1 million for the same year ago period. The increase was primarily due to the impact of the June 2003 problem loan sale on the historical loss ratios and allocation factors used in the allowance model.

Net Charge-Offs
Net charge-offs for the three months ended March 31, 2004 amounted to $2.3 million, or 0.41 percent of average loans, compared to $2.2 million, or 0.43 percent of average loans for the same 2003 period. Approximately $0.9 million of the first quarter 2004 charge-offs related to certain residential rental property loans identified in the second quarter of 2003. At March 31, 2004, there were 126 of these loans remaining with a balance of $8.9 million and an allocated allowance of $2.0 million.

Nonperforming Assets
Nonaccrual loans at March 31, 2004 decreased to $11.8 million compared to $14.9 million at December 31, 2003. The decrease was primarily due to the sale of $2.1 million of nonaccrual mortgage loans. OREO decreased to $6.2 million at March 31, 2004 from $6.8 million at December 31, 2003.

Asset Quality Ratios
As a result of the Corporation’s continued focus on asset quality and the initiatives taken in 2003 and in the first quarter of 2004, our asset quality ratios have improved significantly as evidenced in the following table.

Asset Quality (1)

	March 31	December 31	September 30	June 30	March 31
	2004	2003	2003	2003	2003

Past due Ratio	0.64%	1.04%	0.71%	0.67%	1.03%
Past due loans over 30 days as a percentage of loans

Nonaccrual Loans
Nonaccrual loans as a percentage of loans	0.52%	0.66%	0.64%	0.54%	1.44%

Nonperforming Assets
Nonperforming assets as a percentage of loans and other real estate owned	0.79%	0.96%	0.95%	0.87%	1.97%

Charge-offs
Net charge-offs as a percentage of average loans-annualized	0.41%	0.35%	0.40%	0.39%	0.43%

Allowance for Loan Losses
Allowance for loan losses as a percentage of loans	1.13%	1.14%	1.14%	1.15%	1.28%
Allowance for loan losses as a percentage of nonaccrual loans	217%	172%	179%	212%	88%

(1) Excludes loans held for sale.

Allowance for Loan Losses
The allowance for loan losses as a percentage of total loans decreased slightly to 1.13 percent at March 31, 2004 compared to 1.14 percent at December 31, 2003. The allowance for loan losses decreased primarily due to improved asset quality trends. First Charter monitors the adequacy of the allowance for loan losses to cover inherent losses in the loan portfolio through the use of a loan loss migration model. Management believes the Corporation is adequately reserved based on its assessment of its credit risk profile.

Conference Call
First Charter executive management will be available via telephone conference to discuss the contents of this press release, present growth and earnings estimates for the second quarter and 2004 on Tuesday, April 13, 2004 at 11:00 a.m. The following table outlines access information for the conference call and internet/audio replay:

	US/Canada Participants	International Participants

Live Conference Call	800-379-3953	706-679-5254
	ID # 6274618	ID # 6274618

Internet Live and Replay	www.FirstCharter.com	www.FirstCharter.com
	“Investor Relations” section	“Investor Relations” section
	SHOW # 160218	SHOW # 160218

Audio Replay	800-642-1687	706-645-9291
	ID # 6274618	ID # 6274618

Corporate Profile
First Charter Corporation is a regional financial services company with assets of $4.2 billion and is the holding company for First Charter Bank. First Charter operates 54 financial centers, five insurance offices and 93 ATMs located in 17 counties throughout the piedmont and western half of North Carolina. First Charter also operates one mortgage origination office in Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter’s common stock is traded under the symbol “FCTR” on the NASDAQ National Market.

Forward Looking Statements
This news release contains forward looking statements with respect to the financial conditions and results of operations of First Charter Corporation. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) projected results in connection with the implementation of our business plan and strategic initiatives are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the Corporation does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto adversely affect the businesses in which the Corporation is engaged; (9) regulatory compliance cost increases are greater than expected; and (10) decisions to change the business mix of the Corporation. For further information and other factors which could affect the accuracy of forward looking statements, please see First Charter’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or at First Charter’s website (www.FirstCharter.com). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s judgments only as of the date hereof. The Corporation undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.

(Selected financial information is attached)

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Three Months Ended		Increase (Decrease)

(Dollars in thousands, except per share data)	3/31/2004	3/31/2003	Amount	Percentage

BALANCE SHEET
ASSETS:
Cash and due from banks	$75,040	$97,713	$(22,673)	(23.2)%
Federal funds sold	1,723	1,121	602	53.7
Interest earning bank deposits	17,951	72,431	(54,480)	(75.2)
Securities available for sale	1,622,967	1,453,827	169,140	11.6
Loans held for sale	17,969	69,894	(51,925)	(74.3)
Loans
Commercial Real Estate	749,355	800,593	(51,238)	(6.4)
Commercial Non Real Estate	210,010	227,159	(17,149)	(7.5)
Construction	346,109	216,784	129,325	59.7
Mortgage	288,505	240,115	48,390	20.2
Consumer	271,686	260,594	11,092	4.3
Home equity	414,410	332,392	82,018	24.7

Total loans	2,280,075	2,077,637	202,438	9.7
Less: Unearned income	(209)	(199)	(10)	5.0
Allowance for loan losses	(25,736)	(26,495)	759	(2.9)

Loans, net	2,254,130	2,050,943	203,187	9.9

Other assets	258,081	245,338	12,743	5.2

Total assets	$4,247,861	$3,991,267	$256,594	6.4%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$353,133	$308,664	$44,469	14.4%
Interest checking and savings	454,024	415,895	38,129	9.2
Money market deposits	506,504	451,021	55,483	12.3
Time deposits	1,193,781	1,317,349	(123,568)	(9.4)

Total deposits	2,507,442	2,492,929	14,513	0.6
Other borrowings	1,377,374	1,116,223	261,151	23.4
Other liabilities	54,308	56,044	(1,736)	(3.1)

Total liabilities	3,939,124	3,665,196	273,928	7.5

Total shareholders’ equity	308,737	326,071	(17,334)	(5.3)

Total liabilities and shareholders’ equity	$4,247,861	$3,991,267	$256,594	6.4%

SELECTED AVERAGE BALANCES
Loans and loans held for sale	$2,273,575	$2,112,226	$161,349	7.6%
Securities	1,590,083	1,295,982	294,101	22.7
Interest earning assets	3,884,954	3,474,071	410,883	11.8
Assets	4,248,389	3,814,209	434,180	11.4
Deposits	2,436,673	2,379,454	57,219	2.4
Interest bearing liabilities	3,535,305	3,138,232	397,073	12.7
Shareholders’ equity	311,988	334,431	(22,443)	(6.7)

	As of / For the Quarter Ended

	3/31/2004	12/31/2003	9/30/2003	6/30/2003	3/31/2003

MISCELLANEOUS INFORMATION
Common stock prices (daily close)
High	$21.6800	$21.2000	$20.4000	$19.5600	$19.4000
Low	19.5200	19.2700	17.0400	16.6900	17.2500
End of period	21.1400	19.5500	19.6000	17.5900	17.3200
Book Value	10.38	10.08	10.20	10.55	10.87
Market Capitalization	628,876,525	581,029,187	581,005,034	523,475,726	519,442,197
Weighted average shares — basic	29,738,553	29,685,088	29,672,137	29,801,059	30,006,417
Weighted average shares — diluted	30,029,056	29,685,088	29,904,440	29,801,059	30,188,853
End of period shares outstanding	29,748,180	29,720,163	29,643,114	29,759,848	29,990,889

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended

(Dollars in thousands, except per share data)	3/31/2004	12/31/2003	9/30/2003	6/30/2003	3/31/2003

BALANCE SHEET
ASSETS:
Cash and due from banks	$75,040	$88,564	$84,468	$103,199	$97,713
Federal funds sold	1,723	1,311	2,004	1,233	1,121
Interest earning bank deposits	17,951	23,631	42,560	38,308	72,431
Securities available for sale	1,622,967	1,601,900	1,603,262	1,518,918	1,453,827
Loans held for sale	17,969	5,137	14,784	45,311	69,894
Loans
Commercial Real Estate	749,355	724,340	732,434	765,303	800,593
Commercial Non Real Estate	210,010	212,010	199,412	212,753	227,159
Construction	346,109	358,217	275,005	209,926	216,784
Mortgage	288,505	280,748	258,927	257,236	240,115
Consumer	271,686	284,448	279,512	271,734	260,594
Home equity	414,410	393,041	364,191	347,716	332,392

Total loans	2,280,075	2,252,804	2,109,481	2,064,668	2,077,637
Less: Unearned income	(209)	(167)	(190)	(209)	(199)
Allowance for loan losses	(25,736)	(25,607)	(23,953)	(23,644)	(26,495)

Loans, net	2,254,130	2,227,030	2,085,338	2,040,815	2,050,943

Other assets	258,081	259,120	255,551	240,750	245,338

Total assets	$4,247,861	$4,206,693	$4,087,967	$3,988,534	$3,991,267

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$353,133	$326,679	$337,409	$341,176	$308,664
Interest checking and savings	454,024	440,496	425,219	409,415	415,895
Money market deposits	506,504	470,551	534,148	535,021	451,021
Time deposits	1,193,781	1,190,171	1,184,806	1,272,937	1,317,349

Total deposits	2,507,442	2,427,897	2,481,582	2,558,549	2,492,929
Other borrowings	1,377,374	1,432,200	1,261,412	1,076,595	1,116,223
Other liabilities	54,308	47,157	42,710	39,474	56,044

Total liabilities	3,939,124	3,907,254	3,785,704	3,674,618	3,665,196

Total shareholders’ equity	308,737	299,439	302,263	313,916	326,071

Total liabilities and shareholders’ equity	$4,247,861	$4,206,693	$4,087,967	$3,988,534	$3,991,267

SELECTED AVERAGE BALANCES
Loans and loans held for sale	$2,273,575	$2,188,643	$2,130,236	$2,179,291	$2,112,226
Securities	1,590,083	1,585,679	1,560,430	1,412,491	1,295,982
Interest earning assets	3,884,954	3,792,383	3,730,688	3,648,447	3,474,071
Assets	4,248,389	4,192,064	4,071,214	3,990,872	3,814,209
Deposits	2,436,673	2,496,810	2,543,301	2,519,240	2,379,454
Interest bearing liabilities	3,535,305	3,431,144	3,381,916	3,286,646	3,138,232
Shareholders’ equity	311,988	312,773	311,962	334,537	334,431

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	For the Three Months Ended		Increase (Decrease)

(Dollars in thousands, except per share data)	3/31/2004	3/31/2003	Amount	Percentage

INCOME STATEMENT
Interest income — taxable equivalent	$45,737	$46,017	$(280)	(0.6)%
Interest expense	14,857	18,785	(3,928)	(20.9)

Net interest income — taxable equivalent	30,880	27,232	3,648	13.4
Less: taxable equivalent adjustment	507	649	(142)	(21.9)

Net interest income	30,373	26,583	3,790	14.3
Provision for loan losses	3,000	2,051	949	46.3

Net interest income after provision for loan losses	27,373	24,532	2,841	11.6
Noninterest income	14,665	15,539	(874)	(5.6)
Noninterest expense	28,308	26,033	2,275	8.7

Income before income taxes	13,730	14,038	(308)	(2.2)
Income taxes	4,490	4,092	398	9.7

Net income	$9,240	$9,946	$(706)	(7.1)%

EARNINGS PER SHARE DATA
Basic	$0.31	$0.33	$(0.02)	(6.1)%
Diluted	0.31	0.33	(0.02)	(6.1)
Weighted average shares — basic	29,738,553	30,006,417
Weighted average shares — diluted	30,029,056	30,188,853
Dividends paid on common shares	$0.185	$0.185	$—	—%

PERFORMANCE RATIOS
Return on average assets	0.87%	1.06%
Return on average equity	11.91	12.06
Efficiency — taxable equivalent (*)	62.60	62.66

	For the Three Months Ended

	3/31/2004	3/31/2003

SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income
Gain on sale of securities	$326	$1,226
Gain on sale of credit card loans	—	2,213
Equity method investment loss	(224)	(100)
Trading gains	109	1,164
Gain on sale of properties	777	—

Notes: Applicable ratios are annualized.

* -	Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended

(Dollars in thousands, except per share data)	3/31/2004	12/31/2003	9/30/2003	6/30/2003	3/31/2003

INCOME STATEMENT
Interest income — taxable equivalent
Interest and fees on loans	$29,291	$29,282	$29,042	$30,593	$30,458
Interest on securities	16,399	15,743	14,625	14,931	15,374
Other interest income	47	38	97	165	185

Total interest income — taxable equivalent	45,737	45,063	43,764	45,689	46,017

Interest expense
Interest on deposits	8,125	8,449	9,963	11,667	11,465
Other interest expense	6,732	7,121	7,070	7,435	7,320

Total interest expense	14,857	15,570	17,033	19,102	18,785

Net interest income — taxable equivalent	30,880	29,493	26,731	26,587	27,232
Less: Taxable equivalent adjustment	507	513	531	548	649

Net interest income	30,373	28,980	26,200	26,039	26,583
Provision for loan losses	3,000	3,575	2,400	19,492	2,051

Net interest income after provision for loan losses	27,373	25,405	23,800	6,547	24,532

Noninterest income
Service charges on deposit accounts	5,605	5,768	5,674	5,571	5,130
Financial management income	1,502	1,239	1,400	488	578
Gain on sale of securities	326	505	270	8,286	1,226
Gain on sale of credit card loan portfolio	—	—	49	—	2,213
(Loss) income from equity method investments	(224)	13	78	(276)	(100)
Mortgage loan fees	428	508	1,185	578	641
Brokerage services income	970	857	861	812	486
Insurance services income	3,031	2,415	2,327	2,229	2,437
Trading gains	109	47	158	432	1,164
Bank owned life insurance	850	983	992	967	946
Gain on sale of properties	777	—	382	—	—
Other noninterest income	1,291	1,144	1,324	1,128	818

Total noninterest income	14,665	13,479	14,700	20,215	15,539

Noninterest expense
Salaries and employee benefits	15,023	15,372	13,133	12,520	13,726
Occupancy and equipment	4,237	4,346	4,079	3,913	4,166
Data processing	862	792	712	634	678
Marketing	1,118	948	1,173	1,161	1,153
Postage and supplies	1,271	1,251	982	1,152	1,136
Professional services	2,712	3,422	3,158	3,230	1,772
Telephone	494	567	584	513	603
Amortization of intangibles	118	152	127	77	85
Prepayment costs on borrowings	—	11,723	—	7,366	—
Other noninterest expense	2,473	2,792	2,451	2,422	2,714

Total noninterest expense	28,308	41,365	26,399	32,988	26,033

Income (loss) before taxes	13,730	(2,481)	12,101	(6,226)	14,038
Income tax expense (benefit)	4,490	(1,991)	3,207	(2,022)	4,092

Net income (loss)	$9,240	$(490)	$8,894	$(4,204)	$9,946

EARNINGS (LOSS) PER SHARE DATA
Basic	$0.31	$(0.02)	$0.30	$(0.14)	$0.33
Diluted	0.31	(0.02)	0.30	(0.14)	0.33
Dividends paid on common shares	0.185	0.185	0.185	0.185	0.185

PERFORMANCE RATIOS
Return on average assets	0.87%	(0.05)%	0.87%	(0.42)%	1.06%
Return on average equity	11.91	(0.62)	11.31	(5.04)	12.06
Efficiency — taxable equivalent (*)	62.60	97.41	64.14	85.65	62.66
Noninterest income as a percentage of total income	32.56	31.75	35.94	43.70	36.89
Equity as a percentage of total assets	7.27	7.12	7.39	7.87	8.17
Average earning assets as a percentage of average assets	91.45	90.47	91.64	91.42	91.08
Average loans as a percentage of average deposits	93.31	87.66	83.76	86.51	88.77

	As of / For the Quarter Ended

	3/31/2004	12/31/2003	9/30/2003	6/30/2003	3/31/2003

SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income Gain on sale of securities	$326	$505	$270	$8,286	$1,226
Gain on sale of credit card loans	—	—	49	—	2,213
Equity method investment (loss) income	(224)	13	78	(276)	(100)
Trading gains	109	47	158	432	1,164
Gain on sale of properties	777	—	382	—	—
Noninterest expense
Prepayment costs on borrowings	—	(11,723)	—	(7,366)	—

Notes: Applicable ratios are annualized.
* -	Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended

(Dollars in thousands, except per share data)	3/31/2004	12/31/2003	9/30/2003	6/30/2003	3/31/2003

ASSET QUALITY ANALYSIS
Allowance for Loan Losses
Beginning balance	$25,607	$23,953	$23,644	$26,495	$27,204
Provision for loan losses	3,000	3,575	2,400	19,492	2,051
Allowance related to loans sold	(549)	—	—	(20,236)	(547)
Charge-offs	(2,582)	(2,304)	(2,238)	(2,448)	(2,466)
Recoveries	260	383	147	341	253

Net charge-offs	(2,322)	(1,921)	(2,091)	(2,107)	(2,213)

Ending balance	$25,736	$25,607	$23,953	$23,644	$26,495

Nonperforming Assets and Loans 90 days or more past due accruing interest
Nonaccrual loans	$11,845	$14,910	$13,398	$11,144	$30,021
Other real estate	6,199	6,836	6,709	6,866	11,200

Total nonperforming assets	18,044	21,746	20,107	18,010	41,221

Loans 90 days or more past due accruing interest	—	21	21	312	—

Total	$18,044	$21,767	$20,128	$18,322	$41,221

Asset Quality Ratios (*)
Nonaccrual loans as a percentage of total loans	0.52%	0.66%	0.64%	0.54%	1.44%
Nonperforming assets as a percentage of total assets	0.42	0.52	0.49	0.45	1.03
Nonperforming assets as a percentage of total loans and other real estate	0.79	0.96	0.95	0.87	1.97
Net charge-offs as a percentage of average loans (annualized)	0.41	0.35	0.40	0.39	0.43
Allowance for loan losses as a percentage of loans	1.13	1.14	1.14	1.15	1.28
Ratio of allowance for loan losses to:
Net charge-offs	2.76x	3.36x	2.89x	2.80x	2.95x
Nonaccrual loans	2.17	1.72	1.79	2.12	0.88

	As of / For the Three Months Ended		Increase (Decrease)

	3/31/2004	3/31/2003	Amount	Percentage

Allowance for Loan Losses
Beginning balance	$25,607	$27,204	$(1,597)	(5.9)%
Provision for loan losses	3,000	2,051	949	46.3
Allowance related to loans sold	(549)	(547)	(2)	0.4
Charge-offs	(2,582)	(2,466)	116	4.7
Recoveries	260	253	7	2.8

Net charge-offs	(2,322)	(2,213)	109	4.9

Ending balance	$25,736	$26,495	$(759)	(2.9)%

Asset Quality Ratios (*)
Net charge-offs as a percentage of average loans (annualized)	0.41%	0.43%
Ratio of allowance for loan losses to net charge-offs (annualized)	2.76x	2.95x

	For the Quarter Ended

	3/31/2004	12/31/2003	9/30/2003	6/30/2003	3/31/2003

ANNUALIZED INTEREST YIELDS / RATES (**)
Interest income:
Yield on loans and loans held for sale	5.18%	5.31%	5.41%	5.63%	5.85%
Yield on securities	4.13	3.97	3.75	4.23	4.75

Yield on interest earning assets	4.73	4.73	4.67	5.02	5.35

Interest expense:
Cost of interest bearing deposits	1.55	1.59	1.80	2.12	2.23
Cost of borrowings	1.89	2.14	2.38	2.75	2.83

Cost of interest bearing liabilities	1.69	1.80	2.00	2.33	2.43

Interest rate spread	3.04	2.93	2.67	2.69	2.92

Net yield on earning assets	3.19%	3.10%	2.86%	2.92%	3.15%

Notes: Applicable ratios are annualized.
(*) -	Excludes loans held for sale.
(**) -	Fully taxable equivalent yields.